                                                                    EXHIBIT 11.1

                                INFORMIX CORPORATION

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                -----------------------  ------------------------
                                                                 JUNE 29,                 JUNE 29,
                                                                   1997       JUNE 30,      1997
                                                                -----------     1996     -----------
                                                                             ----------
                                                                               (NOTE)                  JUNE 30,
                                                                                                         1996
                                                                                                      -----------
                                                                                                        (NOTE)
Net income....................................................  $  (111,377) $   34,083  $  (255,538) $   (49,460)
                                                                -----------  ----------  -----------  -----------
                                                                -----------  ----------  -----------  -----------
Weighted average outstanding shares...........................      152,352     148,835      151,708      148,470
Net effect of outstanding options.............................           --          --           --           --
                                                                -----------  ----------  -----------  -----------
Weighted average common and common equivalent shares
  outstanding.................................................      152,352     148,835      151,708      155,417
                                                                -----------  ----------  -----------  -----------
                                                                -----------  ----------  -----------  -----------
Net income per share..........................................  $     (0.73) $    (0.23) $     (1.68) $     (0.32)
                                                                -----------  ----------  -----------  -----------
                                                                -----------  ----------  -----------  -----------

    Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.

    (Note) The unaudited quarterly data presented above applicable to the prior period has been restated to reflect the Company's business combination with Illustra Information Technologies, Inc. as a pooling-of-interests.